Execution Copy

AMENDED AND RESTATED MANAGEMENT AGREEMENT

This AMENDED AND RESTATED MANAGEMENT AGREEMENT, dated December 3, 2013 and effective as of the 1st day of September, 2013, is by and among CERES MANAGED FUTURES LLC, a Delaware limited liability company (“CMF”), MORGAN STANLEY SMITH BARNEY SPECTRUM STRATEGIC L.P., a Delaware limited partnership (the “Partnership”) and PGR Capital LLP, a United Kingdom limited liability partnership (“PGR” or the “Advisor,” and together with CMF and the Partnership, the “Parties”).  This Agreement amends and restates the Management Agreement dated as of December 1, 2011 (the “Existing Agreement”) by and among the Parties.

W I T N E S S E T H :

WHEREAS, CMF is the general partner of the Partnership, a limited partnership organized for the purpose of speculative trading of commodity interests, including futures contracts, options, forward contracts, swaps and other derivative instruments with the objective of achieving substantial capital appreciation, such trading to be conducted directly or through investment in PGR Master Fund L.P., a Delaware limited partnership (the “Master Fund”), of which CMF is the general partner and PGR is the advisor; and

WHEREAS, the Amended and Restated Limited Partnership Agreement dated as of May 1, 2008 (the “Limited Partnership Agreement”) permits CMF to delegate to one or more  commodity trading advisors CMF’s authority to make trading decisions for the Partnership, which advisors may or may not have any experience managing client funds; and

WHEREAS, the Advisor is registered as a commodity trading advisor and a commodity pool operator with the Commodity Futures Trading Commission (the “CFTC”), is a member of the National Futures Association (“NFA”) and is authorized and regulated in the United Kingdom by the Financial Conduct Authority (“ FCA”); and

WHEREAS, CMF is registered as a commodity trading advisor and a commodity pool operator with the CFTC and is a member of the NFA; and

WHEREAS, the Parties have entered into the Existing Agreement and now wish to amend and restate the Existing Agreement to (i) reflect a change to the name of the program pursuant to which PGR will trade the Master Fund’s assets, (ii) include representations regarding the Bribery Act 2010, and (iii) make other appropriate changes; and

WHEREAS, CMF, the Partnership and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services in connection with the conduct by the Partnership of its commodity trading activities during the term of this Agreement;

NOW, THEREFORE, the parties agree as follows:

1.  DUTIES OF THE ADVISOR.  (a) For the period and on the terms and conditions of this Agreement, the Advisor shall have sole authority and responsibility, as one of the Partnership's agents and attorneys-in-fact, for directing the investment and reinvestment of the assets and funds of the Partnership allocated to it from time to time by CMF in futures interests, including commodity futures contracts, options and forward contracts.  The Advisor may also engage in swaps transactions and other derivative transactions on behalf of the Partnership with the prior approval of CMF.  All such trading on behalf of the Partnership shall be in accordance with the trading policies set forth in the Partnership’s most recent Prospectus, as publicly available filed with the Securities Exchange Commission as Post-Effective Amendment No.9 to the Partnership’s Form S-1 (File No. 333-113396) on August 29, 2008 and declared effective on September 17, 2008 (the “Prospectus”), and as such trading policies may be changed from time to time upon receipt by the Advisor of prior written notice of such change, and pursuant to the trading strategy selected by CMF to be utilized by the Advisor in managing the Partnership’s assets.  CMF has initially selected the Advisor’s PGR Mayfair Investment Program (formerly known as PGR Mayfair Program) (the “Program”), as described in Appendix A attached hereto, to manage the Partnership’s assets allocated to it.  Any open positions or other investments at the time of receipt of such notice of a change in trading policy shall not be deemed to violate the changed policy and shall be closed or sold in the ordinary course of trading.  The Advisor may not deviate from the trading policies set forth in the Prospectus without the prior written consent of the Partnership given by CMF.  The Advisor makes no representation or warranty that the trading to be directed by it for the Partnership will be profitable or will not incur losses.

(b)  CMF acknowledges receipt of the description of the Advisor's PGR Mayfair Program (the “Program”), attached hereto as Appendix A.  All trades made by the Advisor for the account of the Partnership shall be made through such commodity broker or brokers as CMF shall direct, and the Advisor shall have no authority or responsibility for selecting or supervising any such broker in connection with the execution, clearance or confirmation of transactions for the Partnership or for the negotiation of brokerage rates charged therefor.

(c)  The allocation of the Partnership's assets to the Advisor will be made to the Program as described in Appendix A attached hereto, provided that CMF and the Partnership agree that for so long as the Partnership trades through the Master Fund the amount of leverage applied to the assets of the Partnership allocated to the Advisor by CMF shall be in accordance with the terms of the agreement by and among CMF, the Master Fund and the Advisor, effective as of September 1, 2013, as such agreement may be amended from time to time.  In the event the Advisor wishes to use a trading system or methodology other than or in addition to the Program in connection with its trading for the Partnership, either in whole or in part, it may not do so unless the Advisor gives CMF prior written notice of its intention to utilize such different trading system or methodology and CMF consents thereto in writing.  In addition, the Advisor will provide five days' prior written notice to CMF of any change in the trading system or methodology to be utilized for the Partnership which the Advisor deems material.  If the Advisor deems such change in system or methodology or in markets traded to be material, the changed system or methodology or markets traded will not be utilized for the Partnership without the prior written consent of CMF.  In addition, the Advisor will notify CMF of any changes to the trading system or methodology that would cause the description of the trading strategy or methods described in Appendix A to be materially inaccurate. Further, the Advisor will provide the Partnership with a current list of all futures interests to be traded for the Partnership's account and the Advisor will not trade any additional futures interests for such account without providing notice thereof to CMF and receiving CMF's written approval.  The Advisor also agrees to provide CMF, on a monthly basis, with a written report of the assets under the Advisor's management together with all other matters deemed by the Advisor to be material changes to its business not previously reported to CMF.  The Advisor further agrees that it will convert foreign currency balances (not required to margin positions denominated in a foreign currency) to U.S. dollars no less frequently than monthly. U.S. dollar equivalents in individual foreign currencies of more than $100,000 will be converted to U.S. dollars within one business day after such funds are no longer needed to margin foreign positions.

(d)  The Advisor agrees to make all material disclosures to the Partnership regarding itself and its principals as defined in Part 4 of the CFTC's regulations (“principals”), partners, directors, officers and employees, their trading performance and general trading methods, its customer accounts (but not the identities of or identifying information with respect to its customers) and otherwise as are required in the reasonable judgment of CMF to be made in any filings required by federal or state law or NFA rule or order.  Notwithstanding Sections 1(d) and 4(d) of this Agreement, the Advisor is not required to disclose the actual trading results of proprietary accounts of the Advisor or its principals unless CMF reasonably determines that such disclosure is required in order to fulfill its fiduciary obligations to the Partnership or the reporting, filing or other obligations imposed on it by federal or state law or NFA rule or order. The Partnership and CMF acknowledge that the trading advice to be provided by the Advisor is a property right belonging to the Advisor and that they will keep all such advice confidential.

(e)  The Advisor understands and agrees that CMF may designate other trading advisors for the Partnership and apportion or reapportion to such other trading advisors the management of an amount of Net Assets (as defined in Section 3(b) hereof) as it shall determine in its absolute discretion.  The designation of other trading advisors and the apportionment or reapportionment of Net Assets to any such trading advisors pursuant to this Section 1 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.

(f) CMF may, from time to time, in its absolute discretion, select additional trading advisors and reapportion funds among the trading advisors for the Partnership as it deems appropriate.  CMF shall use its best efforts to make reapportionments, if any, as of the first day of a month.  The Advisor agrees that it may be called upon at any time promptly to liquidate positions in CMF's sole discretion so that CMF may reallocate the Partnership's assets, meet margin calls on the Partnership's account, fund redemptions, or for any other reason, except that CMF will not require the liquidation of specific positions by the Advisor.  CMF will use its best efforts to give two days' prior notice to the Advisor of any reallocations or liquidations.

(g)  The Advisor shall assume financial responsibility for any errors committed or caused by it in transmitting orders for the purchase or sale of commodity interests for the Partnership's account including payment to the brokers of the floor brokerage commissions, exchange, NFA fees, and other transaction charges and give-up charges incurred by the brokers on such trades.  The Advisor’s errors shall include, but not be limited to, inputting improper trading signals or communicating incorrect orders to the commodity brokers.  The Advisor shall have an affirmative obligation to promptly notify CMF in accordance with the provisions of Section 8(a)(iii) of any errors with respect to the account, and the Advisor shall use its best efforts to identify and promptly notify CMF of any order or trade which the Advisor reasonably believes was not executed in accordance with its instructions to any broker utilized to execute orders for the Partnership.

2.  INDEPENDENCE OF THE ADVISOR.  For all purposes herein, the Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Partnership in any way and shall not be deemed an agent, promoter or sponsor of the Partnership, CMF, or any other trading advisor.  The Advisor shall not be responsible to the Partnership, CMF, any trading advisor or any limited partners for any acts or omissions of any other trading advisor to the Partnership.

3.  COMPENSATION.  (a) In consideration of and as compensation for all of the services to be rendered by the Advisor to the Partnership under this Agreement, the Partnership shall pay the Advisor (i) an incentive fee payable as of the end of each calendar year equal to 20% of New Trading Profits (as such term is defined below) earned by the Advisor for the Partnership and (ii) a monthly fee for professional management services equal to 1/12 of 1% (1% per year) of the Net Assets of the Partnership allocated to the Advisor as of the opening of business on the first day of each calendar month, commencing with the month in which the Partnership begins to receive trading advice from the Advisor pursuant to this Agreement..

(b)  “Net Assets” shall have the meaning set forth in Section 7(d)(1) of the Limited Partnership Agreement, and without regard to further amendments thereto, provided that in determining the Net Assets of the Partnership on any date, no adjustment shall be made to reflect any distributions, redemptions or incentive fees payable as of the date of such determination.

(c)   “New Trading Profits” shall mean the excess, if any, of Net Assets managed by the Advisor at the end of the fiscal period over Net Assets managed by the Advisor at the end of the highest previous fiscal period or Net Assets allocated to the Advisor at the date trading by the Advisor on behalf of the Partnership commences, whichever is higher, and as further adjusted to eliminate the effect on Net Assets resulting from new capital contributions, redemptions, reallocations or capital distributions, if any, made during the fiscal period decreased by interest or other income, not directly related to trading activity, earned on the Partnership's assets during the fiscal period, whether the assets are held separately or in margin accounts.  Ongoing expenses will be attributed to the Advisor based on the Advisor's proportionate share of Net Assets.  Ongoing expenses will not include expenses of litigation not involving the activities of the Advisor on behalf of the Partnership.  No incentive fee shall be paid until the end of the first calendar year of trading following the date of this Agreement, which fee shall be based on New Trading Profits earned from the commencement of trading operations by the Advisor on behalf of the Partnership.  Interest income earned, if any, will not be taken into account in computing New Trading Profits earned by the Advisor.  If Net Assets allocated to the Advisor are reduced due to redemptions, distributions or reallocations (net of additions), there will be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to receive another incentive fee.

(d)  Annual incentive fees and monthly management fees shall be paid within twenty (20) business days following the end of the period for which such fee is payable.  In the event of the termination of this Agreement as of any date which shall not be the end of a fiscal year or a calendar month, as the case may be, the annual incentive fee shall be computed as if the effective date of termination were the last day of the then current year and the monthly management fee shall be prorated to the effective date of termination.  If, during any month, the Partnership does not conduct business operations or the Advisor is unable to provide the services contemplated herein for more than two successive business days, the monthly management fee shall be prorated by the ratio which the number of business days during which CMF conducted the Partnership's business operations or utilized the Advisor's services bears in the month to the total number of business days in such month.

(e)  The provisions of this Section 3 shall survive the termination of this Agreement.

4.  RIGHT TO ENGAGE IN OTHER ACTIVITIES.  (a)  The services provided by the Advisor hereunder are not to be deemed exclusive.  CMF on its own behalf and on behalf of the Partnership acknowledges that, subject to the terms of this Agreement, the Advisor and its officers, directors, employees and partners, may render advisory, consulting and management services to other clients and accounts. The Advisor and its officers, directors, employees and partners shall be free to trade for their own accounts and to advise other investors and manage other commodity accounts during the term of this Agreement and to use the same information, computer programs and trading strategies, programs or formulas which they obtain, produce or utilize in the performance of services to CMF for the Partnership.  However, the Advisor represents, warrants and agrees that it believes the rendering of such consulting, advisory and management services to other accounts and entities will not require any material change in the Advisor's basic trading strategies and will not affect the capacity of the Advisor to continue to render services to CMF for the Partnership of the quality and nature contemplated by this Agreement.

(b)  If, at any time during the term of this Agreement, the Advisor is required to aggregate the Partnership's futures interest positions with the positions of any other person for purposes of applying CFTC- or exchange-imposed speculative position limits, the Advisor agrees that it will promptly notify CMF in writing if the Partnership's positions are included in an aggregate amount which exceeds the applicable speculative position limit.  The Advisor agrees that, if its trading recommendations are altered because of the application of any speculative position limits, it will not modify the trading instructions with respect to the Partnership's account in such manner as to affect the Partnership substantially disproportionately as compared with the Advisor's other accounts.  The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use trading programs, strategies or methods for the Partnership that are inferior to strategies or methods employed for any other client or account and that it will not knowingly or deliberately favor any client or account managed by it over any other client or account in any manner, it being acknowledged, however, that different trading programs, strategies or methods may be utilized for differing sizes of accounts, accounts with different trading policies, accounts experiencing differing inflows or outflows of equity, accounts that commence trading at different times, accounts that have different portfolios or different fiscal years, accounts utilizing different executing brokers and accounts with other differences, and that such differences may cause divergent trading results.

(c)  It is acknowledged that the Advisor and/or its officers, employees, directors and partners presently act, and it is agreed that they may continue to act, as advisor for other accounts managed by them, and may continue to receive compensation with respect to services for such accounts in amounts which may be more or less than the amounts received from the Partnership.

(d)  The Advisor agrees that it shall make such information available to CMF respecting the performance of the Partnership's account as compared to the performance of other accounts managed by the Advisor or its principals, if any, as shall be reasonably requested by CMF.  The Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage the Partnership's account given the potential size of the Partnership's account and the Advisor's and its principals' current accounts and all proposed accounts for which they have contracted to act as trading advisor.

5.  TERM.  (a)  This Agreement shall continue in effect until June 30, 2014. CMF may, in its sole discretion, renew this Agreement for additional one-year periods upon notice to the Advisor not less than 30 days prior to the expiration of the previous period.  At any time during the term of this Agreement, CMF may terminate this Agreement upon 5 days' notice to the Advisor. At any time during the term of this Agreement, CMF may elect to immediately terminate this Agreement if (i) the Net Asset Value per unit of the Partnership shall decline as of the close of business on any day to $4.00 or less; (ii) the Net Assets allocated to the Advisor (adjusted for redemptions, distributions, withdrawals or reallocations, if any) decline by 20% or more as of the end of a trading day from such Net Assets' previous highest value; (iii) limited partners owning at least 50% of the outstanding units of the Partnership shall vote to require CMF to terminate this Agreement; (iv) the Advisor fails to comply with the terms of this Agreement; (v) CMF, in good faith, reasonably determines that the performance of the Advisor has been such that CMF's fiduciary duties to the Partnership require CMF to terminate this Agreement; (vi) CMF reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership; (vii) the Advisor fails to conform to the trading policies set forth in the Limited Partnership Agreement; (viii) the Advisor merges, consolidates with another entity, sells a substantial portion of its assets, or becomes bankrupt or insolvent; (ix) Nigel Gent dies, becomes incapacitated, leaves the employ of the Advisor, ceases to control the Advisor or is otherwise not managing the trading programs or systems of the Advisor; (x) the Advisor's registration as a commodity trading advisor with the CFTC or its membership with the NFA or any other regulatory authority, is terminated or suspended; or (xi) CMF reasonably believes that the Advisor has or may contribute to any material operational, business or reputational risk to CMF or CMF’s affiliates.  This Agreement will immediately terminate upon dissolution of the Partnership or upon cessation of trading by the Partnership prior to dissolution.

(b)  The Advisor may terminate this Agreement from time to time at any month-end upon 30 days’ notice to CMF.  The Advisor may immediately terminate this Agreement if CMF's registration as a commodity trading advisor, commodity pool operator or its membership in the NFA is terminated or suspended.

(c)  Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 5 shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Section 3 hereof.

6.  INDEMNIFICATION.   (a)(i) In any threatened, pending or completed action, suit, or proceeding to which the Advisor was or is a party or is threatened to be made a party arising out of or in connection with this Agreement or the management of the Partnership's assets by the Advisor, CMF shall, subject to subsection (a)(iii) of this Section 6, indemnify and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost, expense (including, without limitation, attorneys' and accountants' fees, collection fees, court costs and other legal expenses), judgments and awards, and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding if the Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that its conduct did not constitute negligence, bad faith, recklessness, intentional misconduct, or a breach of its fiduciary obligations to the Partnership as a commodity trading advisor, unless and only to the extent that the court or administrative forum in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor is fairly and reasonably entitled to indemnity for such expenses which such court or administrative forum shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by Section 14 of the Limited Partnership Agreement.  The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Advisor did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership.

(ii)  Without limiting subsection (i) above, to the extent that the Advisor has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (i) above, or in defense of any claim, issue or matter therein, CMF shall indemnify the Advisor against the expenses (including, without limitation, attorneys' and accountants' fees) actually and reasonably incurred by it in connection therewith.

(iii)  Any indemnification under subsection (i) above, unless ordered by a court or administrative forum, shall be made by CMF only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subsection (i) above.  Such independent legal counsel shall be selected by CMF in a timely manner, subject to the Advisor's approval, which approval shall not be unreasonably withheld. The Advisor will be deemed to have approved CMF's selection unless the Advisor notifies CMF in writing, received by CMF within five days of CMF's telecopying to the Advisor of the notice of CMF's selection, that the Advisor does not approve the selection.

(iv)  In the event the Advisor is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the Partnership's or CMF's activities or claimed activities unrelated to the Advisor, CMF shall indemnify, defend and hold harmless the Advisor against any loss, liability, damage, cost or expense (including, without limitation, attorneys' and accountants' fees) incurred in connection therewith. (v)  As used in this Section 6(a), the term “Advisor” shall include the Advisor, its principals, officers, directors, partners and employees and the term “CMF” shall include the Partnership.

(b)(i)  The Advisor agrees to indemnify, defend and hold harmless CMF, the Partnership and their affiliates against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys' and accountants' fees, collection fees, court costs and other legal expenses), judgments and awards, and amounts paid in settlement reasonably incurred by them (A) as a result of the material breach of any material representations and warranties or covenants made by the Advisor in this Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if there has been a final judicial or regulatory determination or a written opinion of an arbitrator pursuant to Section 14 hereof, to the effect that such acts or omissions violated the terms of this Agreement in any material respect or involved negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor (except as otherwise provided in Section 1(g)), or (C) if there has been a settlement of any action or proceeding with the Advisor’s prior written consent.

(ii)  In the event CMF, the Partnership or any of their affiliates is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the activities or claimed activities of the Advisor or its principals, officers, directors, partners or employees unrelated to CMF's or the Partnership's business, the Advisor shall indemnify, defend and hold harmless CMF, the Partnership or any of their affiliates against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys' and accountants' fees, collection fees, court costs and other legal expenses), judgments, awards and amounts including amounts paid in settlement incurred in connection therewith.

(c)  In the event that a person entitled to indemnification under this Section 6 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the loss, liability, damage, cost or expense incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

(d)  None of the indemnifications contained in this Section 6 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld or delayed, of the party obligated to indemnify such party.

(e)  The provisions of this Section 6 shall survive the termination of this Agreement.

7.  REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

(a)  The Advisor represents and warrants that:

(i)  All information with respect to the Advisor and its principals and the trading performance of any of them that has been provided to CMF, including, without limitation, the description of the Program contained in Appendix A and the Advisor’s Disclosure Document, if any, is complete and accurate in all material respects and such information does not contain any untrue statement of a material fact or omit to state a material fact that is necessary to make such statements and information not misleading.  All references to the Advisor and its principals, if any, in the Partnership’s offering memorandum, if any, or a supplement thereto will, after review and approval of such references by the Advisor prior to the use of such memorandum in connection with the offering of the Partnership’s units, be accurate in all material respects, except that with respect to pro forma or hypothetical performance information in such memorandum, if any, this representation and warranty extends only to any underlying data made available by the Advisor for the preparation thereof and not to any hypothetical or pro forma adjustments, it being understood that CMF does not currently intend to include any identifying information about the Advisor in the memorandum.

(ii)  The Advisor will be acting as a commodity trading advisor with respect to the Partnership and not as a securities investment adviser and is duly registered with the CFTC as a commodity trading advisor, is a member of the NFA, and is in compliance with any such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder.  The Advisor agrees to maintain and renew such registrations and licenses during the term of this Agreement, including, without limitation, registration as a commodity trading advisor with the CFTC and membership in the NFA.

(iii)  The Advisor is a limited liability partnership duly organized, validly existing and in good standing under the laws of the United Kingdom and has full limited liability partnership power and authority to enter into this Agreement and to provide the services required of it hereunder.

(iv)  The Advisor will not, by acting as a commodity trading advisor to the Partnership, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound.

(v)  This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.

(vi) At any time during the term of this Agreement that an offering memorandum or a prospectus relating to the Partnership’s units is required to be delivered in connection with the offer and sale thereof, the Advisor agrees upon the request of CMF to promptly provide the Partnership with such information as shall be necessary so that, as to the Advisor and its principals, such offering memorandum or prospectus is accurate.

(b)  CMF represents and warrants for itself and the Partnership that:

(i)  The Partnership’s offering memorandum, if any (as from time to time amended or supplemented, which amendment or supplement shall be approved by the Advisor as to descriptions, if any, of itself and its actual performance) does not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the statements therein not misleading, except that the foregoing representation does not apply to any statement or omission concerning the Advisor, if any, in the Partnership’s offering memorandum, made in reliance upon, and in conformity with, information furnished to CMF by or on behalf of the Advisor expressly for use in the memorandum (it being understood that any hypothetical and pro forma adjustments will not be furnished by the Advisor).

(ii)  CMF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement.

(iii)  CMF and the Partnership have the capacity and authority to enter into this Agreement on behalf of the Partnership.

(iv)  This Agreement has been duly and validly authorized, executed and delivered on CMF's and the Partnership's behalf and is a valid and binding agreement of CMF and the Partnership enforceable in accordance with its terms.

(v)  CMF will not, by acting as general partner to the Partnership and the Partnership will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.

(vi)  CMF is registered as a commodity trading advisor and a commodity pool operator and is a member of the NFA, and it will maintain and renew such registrations and membership during the term of this Agreement.

(vii)  The Partnership is a limited partnership duly organized and validly existing under the laws of the State of Delaware and has full limited partnership power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(viii)  The Partnership is a qualified eligible person as defined in CFTC Rule 4.7.

8.  COVENANTS OF THE ADVISOR, CMF AND THE PARTNERSHIP.

(a)  The Advisor agrees as follows:

(i)  In connection with its activities on behalf of the Partnership, the Advisor will comply with all applicable laws, including rules and regulations of the CFTC, NFA and/or the commodity exchange on which any particular transaction is executed.

(ii)  The Advisor will promptly notify CMF of the commencement of any investigation, suit, action or proceeding involving the Advisor or any of its affiliates, officers, member(s), employees, agents or representatives; regardless of whether such investigation, suit, action or proceeding also involves CMF.  The Advisor will provide CMF with copies of any correspondence (including, but not limited to, any notice or correspondence regarding the violation, or potential violation, of position limits) from or to the CFTC, NFA or any commodity exchange in connection with an investigation or audit of the Advisor’s business activities.

(iii)  In the placement of orders for the Partnership's account and for the accounts of any other client, the Advisor will utilize a pre-determined, systematic, fair and reasonable order entry system, which shall, on an overall basis, be no less favorable to the Partnership than to any other account managed by the Advisor.  The Advisor acknowledges its obligation to review and reconcile the Partnership's positions, prices and equity in the account managed by the Advisor daily and within two business days to notify, in writing, CMF and the Partnership's brokers of (i) any error committed by the Advisor or its principals or employees; (ii) any trade which the Advisor believes was not executed in accordance with its instructions; and (iii) any discrepancy with a value of $10,000 or more (due to differences in the positions, prices or equity in the account) between its records and the information reported on the account's daily and monthly broker statements.

(iv)  The Advisor will maintain a net worth of not less than €50,000 during the term of this Agreement.

(v)  The Advisor and its directors, officers and employees will conduct their businesses in compliance with applicable anti-corruption laws, including the Bribery Act 2010, and have instituted and maintained, and will continue to maintain, policies and procedures reasonably designed to promote and achieve compliance with such laws.  In connection with this Agreement, neither the Advisor nor any director, officer, employee, agent or representative of them, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage.

(b)  CMF agrees for itself and the Partnership that:

(i)  CMF and the Partnership will comply with all applicable rules and regulations of the CFTC, NFA and/or the commodity exchange on which any particular transaction is executed.

(ii)  CMF will promptly notify the Advisor of the commencement of any material suit, action or proceeding involving it or the Partnership, whether or not such suit, action or proceeding also involves the Advisor.

(iii)  CMF or the selling agents for the Partnership have policies, procedures, and internal controls in place that are reasonably designed to comply with applicable anti-money laundering laws, rules and regulations, including applicable provisions of the USA PATRIOT Act.  CMF or the selling agents for the Partnership have Customer Identification Programs (“CIP”), which require the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance.  CMF or the selling agents for the Partnership also have policies, procedures, and internal controls in place that are reasonably designed to comply with regulations and economic sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

(iv)  To the extent required by applicable law, CMF, the Partnership, or their affiliates have appropriate anti-bribery and anti-corruption procedures in place and are aware of the requirements of the Bribery Act 2010.

9.   COMPLETE AGREEMENT.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.

10.  ASSIGNMENT.  This Agreement may not be assigned by any party without the express written consent of the other parties.

11.  AMENDMENT.  This Agreement may not be amended except by the written consent of the parties.

12.  NOTICES.  All notices, demands or requests required to be made or delivered under this Agreement shall be effective upon actual receipt and shall be made either by electronic mail (email) copy or in writing and delivered personally or by registered or certified mail or expedited courier, return receipt requested, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:

If to CMF or to the Partnership:

Ceres Managed Futures LLC
522 Fifth Avenue, 14th Floor
New York, New York 10036
Attention:  Alper Daglioglu
email:  alper.daglioglu@morganstanley.com

If to the Advisor:

PGR Capital LLP
Liberty House
222 Regent Street
London, W1W 8HS
United Kingdom
Attention:  Casey Grylls
email:  pgrmasterfund@pgrcapital.com

with a copy to:

Boodle Hatfield
89 New Bond Street
London W1B 5TR
United Kingdom
Attention:  Nigel Stone
email:  nstone@boodlehatfield.com

13.  GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

14.  ARBITRATION.  The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of the NFA or, if the NFA shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award, and further provided, that any such arbitration shall occur within the Borough of Manhattan in New York City.  Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.

15.  NO THIRD PARTY BENEFICIARIES.  There are no third  party beneficiaries to this Agreement, except that certain persons not parties to this Agreement may have rights under Section 6 hereof.

16.  COUNTERPARTS.  This Agreement may be executed in any number of counterparts, including via facsimile or email, each of which is an original and all of which when taken together evidence the same agreement.

Execution Copy

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION.  THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE.  CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

CERES MANAGED FUTURES LLC

By:             /s/ Alper Daglioglu
Alper Daglioglu
President and Director

MORGAN STANLEY SMITH BARNEY
SPECTRUM STRATEGIC L.P.

By:           Ceres Managed Futures LLC
its General Partner

By:             /s/ Alper Daglioglu
Alper Daglioglu
President and Director

PGR CAPITAL LLP

By:             /s/ Casey Grylls
Casey Grylls
Partner

Appendix A

PGR Mayfair Program

INVESTMENT OBJECTIVE

PGR’s investment programme seeks to profit over the medium term by exploiting opportunities in futures and forward markets across a broad range of asset classes and geographic regions. Proprietary models developed by the founding partners are implemented in an in-house trading system which systematically processes real-time data and executes trades automatically on electronic future exchanges and foreign exchange trading platforms.

The following paragraphs discuss the main areas of PGR's investment programme in turn: strategy, diversification, risk management, technology and execution, and research.

STRATEGIES

PGR's investment strategies have a strong mathematical and statistical basis and exploit established signal processing and econometric techniques.  Underlying our strategies are models of how markets move; it is an important principle that focuses on real markets rather than data mining. Strategies are primarily directional in nature; they identify and take advantage of both upward and downward price momentum.  The source of these trends may be sound economic considerations, asymmetric information or behavioural patterns of market participants.  Whatever the cause, persistent trends can be shown to occur in all markets across all sectors with varying strengths and durations.  PGR’s strategies have been designed to identify the direction and strength of any trend over multiple timeframes and have the ability to adapt to the prevailing market conditions.

Strategies are primarily directional in nature; they identify and take advantage of both upward and downward price momentum. The source of these trends may be sound economic considerations, asymmetric information or behavioural patterns of market participants. Whatever the cause, persistent trends can be shown to occur in all markets across all sectors with varying strengths and durations. PGR's strategies have been designed to identify the direction and strength of any trend over multiple timeframes and have the ability to adapt to the prevailing market conditions.

Another key feature of our strategies is that they are continuous and update on every tick in the market.  This approach allows us to be fully systematic, enhances our ability to adapt to changes in conditions and avoids the dangers of optimisation around discrete events.

PORTFOLIO

Broad diversification is a key feature of the programme and is achieved through trading a wide range of global futures and forward markets. These encompass liquid markets in the equity index, bond, currency, short-term interest rate and commodity sectors.

Over time, markets may be added to add diversification and capacity; equally, markets may be removed should opportunities disappear.

RISK MANAGEMENT

Rigorous risk management is central to all PGR's systems and operations. Risk control is integral to the trading strategies themselves; the strategies scale positions according to individual market risk and react dynamically to changing market conditions to control the risk of the portfolio as a whole. The automation of trade execution and reconciliation avoids the possibility of human errors while further processes continuously monitor and assess risk throughout all stages of the investment process.

Financial markets are always subject to unexpected events which by their nature cannot be predicted. These include the effects of wars, terrorist attacks, natural disasters, fraud etc. Any investment programme is vulnerable to these events which cannot be avoided.  However, when they do occur it is important to be able to rapidly assess the situation and react accordingly. By adjusting our positions and gearing according to the prevailing levels of market and portfolio risk we can rapidly control the risk of our portfolio as a whole.

PGR has developed novel processes to monitor and assess market risk using a number of standard and non-standard measures including correlations, value at risk, sector exposure, entropy, stress tests etc. These measures enable us to better understand and react to market risks.

TECHNOLOGY AND EXECUTION

Technology is the backbone of our business. PGR's sophisticated, robust and already-proven computerised systems enable the entire trading process to be automated, from real-time signal generation, through electronic trade execution to STP trade reconciliation. This results in reliable and efficient execution and operations 24 hours a day 5 days a week without the need for a dedicated trading team.

The system monitors live market data from real-time feeds and continuously updates the desired position for each market.  Orders are generated and sent electronically when there is sufficient liquidity and the spread is narrow. As fills are received back from a broker, they are passed through to the back office system for reconciliation with the managed account or fund’s clearer.

The trading system is implemented in Java using professional software engineering practices. Using real-time programming methods, the system remains accurate and responsive in even the busiest market conditions.  The system executes trades fully electronically using the industry standard FIX protocol and books its fills into the back office system without the need for human interaction.

RESEARCH AND SIMULATION

Continual development of strategies is essential to maintain competitiveness.  The partners have strong backgrounds in research and over the last four years have developed a rigorous yet flexible simulation environment that can be used to rapidly try new ideas, analyse their performance and visualize the results. This enables us to develop and compare different strategies and assess all aspects of their performance before any live testing takes place.

The performance of the strategies has been assessed using more than 15 years of historic market prices. Trading strategies are prototyped in a combination of pure Matlab and Java. The use of Java enables the live trading system to use much of the same code developed and tested in the simulation environment, ensuring that the live strategies have been correctly implemented and rigorously tested.